EXHIBIT 99.1

FROM:     MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Ron Hudok – (724) 822-7925
Investor Relations Contact: Julie Beck – (724) 799-9105

Octavio Marquez Elected to MSA Safety Board of Directors

PITTSBURGH, July 21, 2026 – The Board of Directors of MSA Safety Inc. (NYSE: MSA), a global leader in the development of advanced industrial safety technology products and solutions, today announced that Octavio Marquez, president and chief executive officer of Diebold Nixdorf, has been elected to the company’s Board of Directors. His election was part of the MSA Board’s regular succession plans.
“We are very pleased to have the opportunity to add Octavio to the MSA Board,” said Robert A. Bruggeworth, MSA chairman. “He brings a broad range of executive leadership experience, including strategy development, capital allocation, business transformation and serving international markets, which will serve MSA well.”
“Octavio’s perspectives will be an asset to me and our entire Executive Leadership Team,” said Steven C. Blanco, MSA president and CEO. “It is a pleasure to welcome Octavio to MSA, and I look forward to working with him.”
Mr. Marquez joined Diebold Nixdorf in 2014 and has held senior leadership roles across the company’s Global Banking organization and its Americas region, including as executive vice president of Global Banking and senior vice president of the Americas. Before joining Diebold Nixdorf, Mr. Marquez held leadership positions at Dell EMC, Hewlett Packard Enterprise, IBM and NCR.
Diebold Nixdorf automates, digitizes and transforms the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, its integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of customers every day. Headquartered in North Canton, Ohio, Diebold Nixdorf employs approximately 20,000 employees globally, supporting more than 100 countries.

Mr. Marquez holds a degree in business and finance from Universidad Iberoamericana and has completed executive education programs at MIT Sloan, The Wharton School and The University of Texas at Austin.

About MSA Safety

MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced industrial safety technology products and solutions. Driven by its singular mission of safety, the company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2025 revenues of $1.9 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania, and employs a team of approximately 5,300 associates across its more than 40 international locations. For more information, please visit www.MSAsafety.com.

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